UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 18, 2021

Date of Report (Date of earliest event reported)

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

001-15943

(Commission File Number)

Delaware	06-1397316
(State of Incorporation)	(I.R.S. Employer Identification No.)

251 Ballardvale Street

Wilmington, Massachusetts 01887

(Address of Principal Executive Offices) (Zip Code)

781-222-6000

(Registrant’s Telephone Number, including Area Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	CRL	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 18, 2021, Charles River Laboratories International, Inc. (the “Company”) announced that it had entered into an amended and restated employment agreement (the “employment agreement”), effective as of May 18, 2021 (the “Effective Date”), with James C. Foster. The purpose of the agreement is to continue to benefit from Mr. Foster’s decades of experience and unique skill set by promoting the retention of Mr. Foster. To this end, the employment agreement provides for Mr. Foster’s employment as the Chairman and Chief Executive Officer of the Company through February 12, 2026 (the “Employment Term”), which is three years longer than the original employment agreement.

There are no other material changes provided by the amended and restated employment agreement that were not previously provided by the original employment agreement. Accordingly, similar to the original employment agreement, the amended and restated employment agreement memorializes Mr. Foster’s current compensation arrangements, including his base salary and target annual cash bonus. The employment agreement also provides that the vesting schedule and all other terms of the outstanding equity awards held by Mr. Foster as of the Effective Date will remain the same.

To encourage Mr. Foster’s retention, the employment agreement (1) allows Mr. Foster to terminate his employment at any time, with or without notice, in the manner specified in the employment agreement but with the corresponding economic consequence of losing the post-retirement vesting benefits in his existing equity awards and (2) provides that, if the Company provides notice of the termination of Mr. Foster’s employment without cause, then the Company may elect to suspend Mr. Foster’s active duties and responsibilities and, during the balance of a specified notice period, Mr. Foster will be entitled to receive only his base salary, any previously earned bonus, and the continued vesting of any previously granted equity awards. If the Company does not exercise its election right, then, during the balance of such notice period, Mr. Foster may continue to actively perform his duties under the employment agreement and will be entitled to his ordinary compensation.

In addition, if Mr. Foster provides notice of the termination of his employment, any equity awards granted to him on or after the Effective Date will continue to be outstanding and become exercisable in the same manner as if his employment had continued. If the Company provides notice of the termination of Mr. Foster’s employment without cause, Mr. Foster will be entitled to receive such extended equity vesting for any equity awards granted to him on or after the Effective Date, as well as the severance payable to Mr. Foster under the Company’s existing Corporate Officer Separation Plan. Upon the expiration of the Employment Term, Mr. Foster will be eligible for such extended equity vesting for any equity awards granted to him on or after the Effective Date, but will not be entitled to any severance payments or other benefits under the Company’s Corporate Officer Separation Plan.

Mr. Foster will be subject to post-termination non-competition and non-solicitation covenants for a period of at least one year and a perpetual confidentiality covenant.

The above summary is qualified in its entirety by the terms and conditions set forth in the employment agreement, a copy of which is attached hereto as Exhibit 99.1.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Amended and Restated Employment Agreement by and between James C. Foster and the Company ,dated May 18, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 18, 2021	CHARLES RIVER LABORATORIES INTERNATIONAL, INC. (Registrant)

	By:	/s/ Matthew Daniel
		Name:	Matthew Daniel
		Title:	Corporate Senior Vice President, General Counsel & Chief Compliance Officer

Exhibit Index

Exhibit No.	Description

99.1	Amended and Restated Employment Agreement by and between James C. Foster and the Company, dated May 18, 2021